Exhibit 99.1

Portola Pharmaceuticals Reports First Quarter 2015 Financial Results and Provides Corporate Update

Conference Call Today at 4:30 p.m. ET

South San Francisco, Calif. (May 6, 2015) – Portola Pharmaceuticals (Nasdaq: PTLA) today provided a corporate update and reported its financial results for the first quarter ended March 31, 2015.

“This is a monumental year for the company,” said William Lis, chief executive officer of Portola. “We are now approximately one year from the potential launch of our first commercial product, andexanet alfa, in 2016 followed by a second product launch with betrixaban in 2017. Additionally, we are advancing a third clinical-stage program in hematologic cancers with our dual-acting agent, cerdulatinib. Each of these products is wholly-owned, addresses diseases where limited or no treatments exist, and targets multi-billion dollar hospital or specialty-based markets.”

Recent Achievements

Betrixaban – Potential first-to-market oral Factor Xa inhibitor anticoagulant for extended venous thromboembolism (VTE) prophylaxis in acute medically ill patients

•	The pivotal Phase 3 APEX Study successfully passed a futility analysis, and the Independent Data Monitoring Committee (IDMC) recommended that the study proceed as planned without modification based on preliminary efficacy trends and safety reports.

•	The IDMC held its fifth and final planned safety review and recommended that the APEX Study proceed as planned.

•	APEX Study enrollment is over 80 percent to date.

•	Pooled blinded aggregate VTE event rates in the APEX Study remain on target.

Andexanet Alfa – Factor Xa inhibitor antidote and U.S. Food and Drug Administration (FDA)-designated breakthrough therapy and orphan drug on an Accelerated Approval pathway

•	Met all primary and secondary endpoints with high statistical significance in the bolus only part of the Phase 3 ANNEXA™-Rivaroxaban study. Results were presented in an oral session at the American College of Cardiology’s 64th Annual Scientific Session.

•	Achieved all primary and secondary endpoints with high statistical significance in both the bolus only and the bolus plus infusion parts of the Phase 3 ANNEXA-Apixaban study. Full results from the recently completed bolus plus infusion part of the study will be presented in an oral session at the International Society on Thrombosis and Haemostasis (ISTH) 2015 Congress in June.

Cerdulatinib – Oral, dual Syk/JAK kinase inhibitor for hematologic cancers

•	Continued to dose-escalate in the Phase 1 part of the Phase 1/2a study.

•	Initiated two clinical expansion cohorts in the Phase 2a part of the ongoing Phase 1/2a study — one with chronic lymphocytic leukemia/small lymphocytic leukemia patients and a second with follicular lymphoma patients.

Corporate

•	Raised approximately $109 million in net proceeds in a public offering of common stock.

•	Established a collaboration with Ora, Inc. for the development of Portola’s highly selective Syk inhibitor, PRT2761, in ophthalmic diseases.

Planned Upcoming Events and Milestones

Betrixaban

• Complete patient enrollment in the APEX Study by the end of 2015

• Report top-line APEX Study data in early 2016

• Submit an New Drug Application (NDA) to the FDA in 2016

Andexanet Alfa

•	Present final data from the Phase 3 ANNEXA studies in 2015

•	Present new pre-clinical data comparing andexanet alfa and four factor prothrombin complex concentrates (PCCs) at ISTH

•	Initiate a Phase 2 betrixaban study in 2015

•	Complete commercial manufacturing process validation with CMC Biologics to support a Biologics License Application (BLA) submission and commercial launch

•	Scale-up the second-generation commercial manufacturing process at Lonza to support expected broad worldwide demand

•	Submit a BLA to the FDA under an Accelerated Approval pathway at the end of 2015

•	Continue to enroll patients in the Phase 4 ANNEXA confirmatory study

Cerdulatinib

•	Present updated safety and efficacy data from the Phase 1 part of the ongoing Phase 1/2a study at the 2015 American Society of Clinical Oncology’s (ASCO) Annual Meeting in Chicago at the end of May

•	Continue to dose-escalate in the Phase 1 part of the Phase 1/2a

•	Begin enrolling patients in clinical expansion cohorts

First Quarter Financial Results

Collaboration revenue for the first quarter of 2015 earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Lee’s Pharmaceutical was $2.4 million for each of the first quarters of 2015 and 2014.

Total operating expenses for the first quarter of 2015 were $48.9 million compared with $33.4 million for the same period in 2014. Total operating expenses for the first quarter of 2015 included $5.2 million in stock-based compensation expense compared with $2.3 million for the first quarter of 2014. Research and development expenses were $39.9 million for the first quarter of 2015 compared with $28.2 million for the first quarter of 2014 as the Company continued to support its Phase 3 APEX Study of betrixaban, its Phase 3 and 4 studies of andexanet alfa, its Phase 1/2a clinical study of cerdulatinib, and its manufacturing scale-up and build-out in preparation for the commercial launch of andexanet alfa. Selling, general and administrative expenses for the first quarter of 2015 were $9.0 million compared with $5.2 million for the same period in 2014 as the Company increased headcount to support its growth, resulting in higher headcount-related costs including stock-based compensation expense and commercial launch activities.

Portola reported a net loss of $46.9 million, or $0.95 net loss per share, for the first quarter of 2015 compared with a net loss of $30.7 million, or $0.75 net loss per share, for the first quarter of 2014. Shares used to compute net loss per share attributable to common stockholders were approximately 49.5 million for the first quarter of 2015 compared with approximately 41.0 million for the same period in 2014.

As of March 31, 2015, cash, cash equivalents and investments totaled $456.4 million compared with cash, cash equivalents and investments of $392.3 million as of December 31, 2014.

Conference Call Details

To access the live conference call today, May 6, 2015, at 4:30 p.m. Eastern Time via phone, please dial (877) 415-3182 from the United States and Canada or +1 (857) 244-7325 internationally, and use the passcode 41011622. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at: http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing its three wholly-owned programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success of its potentially life-saving therapies. Portola’s partnered programs are focused on developing selective Syk inhibitors for inflammatory conditions.

Betrixaban

Portola’s wholly-owned, oral, once-daily Factor Xa inhibitor betrixaban is being evaluated in the only biomarker-based Phase 3 study for hospital-to-home prophylaxis of venous thromboembolism (VTE) in acute medically ill patients. Betrixaban’s distinct properties may have the potential to allow the agent to demonstrate efficacy without the significant increase in the rate of major bleeding that was seen in this patient population with other Factor Xa inhibitors. If approved, betrixaban could be the first anticoagulant for both hospital and post-discharge VTE prophylaxis and the standard of care in this large market of more than 20 million patients in the G7 countries alone.

Andexanet Alfa

Andexanet alfa, an FDA-designated breakthrough therapy and orphan drug, is a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor. Andexanet alfa has the potential to be a first-in-class antidote for anticoagulated patients who suffer a major bleeding episode or require emergency surgery. Portola has entered into Phase 3 clinical collaboration agreements with all of the manufacturers of direct Factor Xa inhibitors while retaining all commercial rights to andexanet alfa. The

Company is currently evaluating andexanet alfa in the Phase 3 and Phase 4 ANNEXA™ (Andexanet Alfa a Novel Antidote to the Anticoagulant Effects of FXa Inhibitors) registration studies.

Cerdulatinib

Portola’s product candidate in the area of hematologic cancer, cerdulatinib, is an orally available molecule that uniquely inhibits two validated tumor proliferation pathways – spleen tyrosine kinase (Syk) and janus kinase (JAK). It is currently being evaluated in a Phase 1/2a proof-of-concept study in patients with B cell leukemias or lymphomas with a focus on genetically-defined subtypes, as well as in patients who have failed therapy due to relapse or acquired mutations.

For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and ability to achieve the milestones and events described under the section “Planned Upcoming Events and Milestones,” our goal of becoming a fully commercialized biopharmaceutical company, the potential of our three products to save lives, the occurrence and timing of planned filings with the FDA and the timing of our reporting of clinical data. Risks that contribute to the uncertain nature of the forward-looking statements include: our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials; the pace of enrollment in our clinical trials; the results of our clinical trials related to the efficacy and safety of our product candidates; our potential inability to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Report on From 10-Q for the first quarter of 2015, which we expect to file on or about May 6, 2015. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

# # #

Investor Contact:	Media Contact:
Michele Mantynen	Joey Fleury
Portola Pharmaceuticals	BrewLife
ir@portola.com	jfleury@brewlife.com
415.946.1090

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations Data

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Collaboration and license revenue	$2,359	$2,372
Operating expenses:
Research and development	39,858	28,155
Selling, general and administrative	9,005	5,241

Total operating expenses	48,863	33,396
Loss from operations	(46,504)	(31,024)
Interest and other income (expense), net	(409)	298

Net loss	$(46,913)	$(30,726)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.95)	$(0.75)

Shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	49,527,850	41,001,623

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheet Data

(In thousands)

	March 31, 2015	December 31, 2014
ASSETS	(Unaudited)
Cash, cash equivalents and investments	$456,373	$392,303
Total current assets	403,450	315,077
Property and equipment, net	3,211	2,776
Total assets	486,299	416,495
Accounts payable	5,019	14,084
Accrued and other liabilities	24,761	13,966
Deferred revenue	34,227	36,585
Total current liabilities	40,793	41,131
Total liabilities	67,324	68,693
Total stockholders’ equity	418,975	347,802